[LOGO OF ROHN INDUSTRIES, INC.]

INVESTOR CONTACT:                      MEDIA CONTACT:
Jim Hurley/Chief Financial Officer     Anna Cordasco/Stephanie Pillersdorf/Tracy Greenberger
ROHN Industries, Inc.                  Citigate Sard Verbinnen
309-633-6834                           212-687-8080

                  ROHN INDUSTRIES ANNOUNCES NEW CREDIT FACILITY
                    TRUST RECEIVES APPROVAL TO TENDER SHARES
     ----------------------------------------------------------------------

      PEORIA, IL, MARCH 16, 2001 - ROHN Industries, Inc. (NASDAQ: ROHN), a leading provider of infrastructure equipment for the telecommunications industry, announced that it has put in place a new secured credit facility which the Company expects to use to finance its recently announced self tender offer and stock purchase transactions. The facility initially offers up to $20 million of aggregate revolving borrowing capacity and, upon the closing of ROHN's tender offer, provides for a $30 million term loan and increases the aggregate revolving borrowing capacity to up to $45 million. Advances under the credit facility are subject to conditions precedent specified in the credit facility and, in the case of the revolving facility, a borrowing base formula.

      ROHN also announced that the U.S. Bankruptcy Court for the Northern District of Illinois has approved the stock purchase agreement between ROHN and the UNR Asbestos-Disease Claims Trust, which currently owns 29 million of ROHN's outstanding shares. As part of this agreement, following the expiration of ROHN's tender offer, ROHN will purchase from the Trust the same portion of the Trust's shares as is purchased from all other stockholders in the offer, at the same price paid in the offer. The Court's approval is expected to become a final order on March 25, 2001. The offer, which began on March 9, 2001, will expire at 5:00 p.m., New York City time, on FRIDAY, APRIL 6, 2001, unless the offer is extended by ROHN.

      ROHN Industries, Inc. is a leading manufacturer and installer of telecommunications infrastructure equipment for the wireless and fiber optic industry including cellular, PCS, fiber optic

                                     (more)
networks for the Internet, radio and television broadcast markets. The Company's products and services include towers, equipment enclosures/shelters, design and construction, cabinets, poles and antennae mounts. ROHN has manufacturing locations in Peoria, Illinois; Frankfort, Indiana; Bessemer, Alabama; Casa Grande, Arizona; and Mexico City, Mexico.

      This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of ROHN's common stock. The offer is being made solely by the Offer to Purchase and related Letter of Transmittal. Investors are urged to read ROHN's tender offer statement on Schedule TO filed with the SEC in connection with ROHN's proposed Dutch Auction tender offer, which includes as an exhibit the Offer to Purchase and Letter of Transmittal, as well as any amendments or supplements to the statement when they become available, because they contain important information. Each of these documents has been or will be filed with the SEC and investors may obtain them for free from the SEC at the SEC's website (WWW.SEC.GOV) or from D.F. King & Co., Inc., the information agent for the tender offer, by directing such request to: D.F. King & Co., Inc., 77 Water Street, New York, New York, 10005, telephone (800) 714-3310.

                                      # # #

STATEMENTS IN THIS PRESS RELEASE INCLUDE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE SECURITIES EXCHANGE ACT OF 1934, THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER RELATED LAWS, AND INCLUDE, BUT ARE NOT LIMITED TO, THOSE STATEMENTS RELATING TO SALES AND EARNING EXPECTATIONS, EXPECTED DEMAND AND OTHER STATEMENTS OF OUTLOOK. THE ACTUAL RESULTS AND EFFECTS COULD DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED IN OUR FORWARD-LOOKING STATEMENTS. FACTORS AND RISKS THAT COULD CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO: WIRELESS AND FIBER OPTIC COMMUNICATIONS INDUSTRY CAPITAL SPENDING; THE ABILITY OF OUR CUSTOMERS TO SECURE ADEQUATE FINANCING; ELECTIONS BY CUSTOMERS TO TERMINATE OR DELAY PREVIOUSLY PLACED ORDERS; THE EFFECTS OF COMPETITION, PARTICULARLY ON PRICING AND MARGINS; OUR SUCCESS IN EXPANDING OUR CASA GRANDE, ARIZONA ENCLOSURE FACILITY AND STARTING-UP OUR PEORIA, ILLINOIS POLE FACILITY; OUR IMPLEMENTATION OF OUR GROWTH OBJECTIVES IN FOREIGN MARKETS; OUR INDEBTEDNESS, WHICH COULD RESTRICT OUR OPERATIONS, MAKING US MORE VULNERABLE TO ADVERSE ECONOMIC CONDITIONS AND MAKING IT MORE DIFFICULT FOR US TO IMPLEMENT OUR BUSINESS STRATEGY; OUR COMMONWEALTH OF PENNSYLVANIA CONSTRUCTION PROJECT STAYING ON ITS CURRENTLY ANTICIPATED SCHEDULE; AND REGULATORY CHANGES AFFECTING OUR INDUSTRY. THE CAUTIONARY STATEMENT CONTAINED IN EXHIBIT 99.1 TO ROHN'S FORM 8-K, FILED ON MARCH 8, 2001, IS INCORPORATED HEREIN BY REFERENCE. IN PROVIDING FORWARD LOOKING STATEMENTS, ROHN IS NOT UNDERTAKING ANY DUTY OR OBLIGATION TO UPDATE THESE STATEMENTS PUBLICLY AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.